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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 15

      Certificate and Notice of Termination Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934


                                    0-24326
                             ----------------------
                             Commission File Number



                            OVID TECHNOLOGIES, INC.
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             (Exact name of registrant as specified in its charter)



                     333 SEVENTH AVENUE, NEW YORK, NY 10001
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             (Address of registrant's principal executive offices)



                     COMMON STOCK, PAR VALUE $.01 PER SHARE
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)



                                      NONE
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


            Rule 12g-4(a)(1)(i) [X]                 Rule 12h-3(b)(1)(i) [ ]
           Rule 12g-4(a)(1)(ii) [ ]               Rule 12-6-3(b)(1)(ii) [ ]
            Rule 12g-4(a)(2)(i) [ ]                 Rule 12h-3(b)(2)(i) [ ]
           Rule 12g-4(a)(2)(ii) [ ]                Rule 12h-3(b)(2)(ii) [ ]
                                                        Rule 15d-6      [ ]


      Approximate number of holders of record as of the certification or notice date: 1

      Pursuant to the requirements of the Securities Exchange Act of 1934, Ovid Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: November 9, 1996                               By:   /s/ BRUCE C. LENZ
                                                        -----------------------
                                                               Bruce C. Lenz
                                                               President


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